Exhibit 4.13

Second Extension to the Cooperation Agreement

This second Extension to the Cooperation Agreement (hereinafter the “Second Extension”) is entered into on November 29th, 2019 by and between:

Banco de Chile (“Banco de Chile”), a public company validly incorporated and existing in accordance with the laws of the Republic of Chile, and

Citigroup Inc. (“Citigroup”), a company duly incorporated and validly existing in accordance with the laws of the State of Delaware, United States of America; Banco de Chile and Citigroup, jointly referred to as the “Parties”, and individually, each a “Party”.

BACKGROUND

I.- On October 22, 2015, the Parties entered into a Cooperation Agreement, effective as of January 1st, 2016 (the “Cooperation Agreement”) for the purpose of, among other things, regulating certain common aspects of the direct relationship between Banco de Chile and its subsidiaries, on the one hand, and Citigroup and its subsidiaries, on the other hand, in accordance with certain contracts between the Parties, namely, the Global Connectivity Agreement (the “Connectivity Agreement”) and the Trademark License Agreement (“TMLA”), both of them executed on October 22nd, 2015 and effective as of January 1st, 2016 (both agreements, along with the Cooperation Agreement, referred to as the “Relevant Contracts”), and the Master Services Agreement dated January 26th, 2017 and effective as of January 1st, 2017 (“MSA”).

II.- On August 24th, 2017, the Parties entered into an Extension to the Cooperation Agreement pursuant to which the term of the Relevant Contracts and the MSA was extended for a period of two years starting from January 1st, 2018, this is, until January 1st, 2020, and the Parties shall be entitled to extend the term thereof as established in the Cooperation Agreement.

III.- On August 30th, 2019, the Parties entered into an Amendment to the Cooperation Agreement whereby they agreed to extend the anticipation term provided in Clause Sixth of the Cooperation Agreement in order to agree on the extension of the Relevant Contracts and the MSA from August 31st, 2019 to November 30th, 2019, in order to revise that their provisions are adjusted to the requirements set out by Article 147 of Law 18,046 (Corporations Law).

The Parties have agreed (i) to extend the Cooperation Agreement under the terms set forth below and (ii) to sign an Amended and Restated Trademark License Agreement (“New TMLA”) and an Amended and Restated Master Services Agreement (“New MSA”).

THEREFORE, and pursuant to the foregoing, terms and conditions established herein and other valuable considerations received by both Parties, the receipt of which is hereby acknowledged by the Parties hereunder, and in order that the Parties be legally bound by the agreements defined herein, the Parties agree as follows:

SECTIONS

First. Definitions. All capitalized terms used, but not expressly defined, herein shall have the meanings given to them in the Cooperation Agreement.

Second. Relevant Contracts. The Parties agree to, starting from the effective date of this Second Extension, the New TMLA and the New MSA (i) modify and replace in its integrity the TMLA and the MSA and (ii) consider the New TMLA as one of the Relevant Contracts, along with the Connectivity Agreement and Cooperation Agreement.

Third. Extension. As provided for in section Six of the Cooperation Agreement, the Parties agree to extend the Relevant Contracts and the New MSA for a period of two years as from January 1st, 2020 until January 1st, 2022.  Moreover, the Parties agree that they may continue extending the Relevant Contracts and the New MSA in accordance with the extension procedure and the terms established in Section Six of the Cooperation Agreement as many times as the Parties agree. In default thereof, the Relevant Contracts and the New MSA shall be extended on a one-time basis for a period of one (1) year from January 1st, 2022 until January 1st, 2023, on which date they shall automatically expire, without further formalities.

Moreover, it is hereby placed on record that the third and fourth paragraphs of section Six of the Cooperation Agreement remain unchanged.

Fourth: Effective Term. This Extension shall be effective from January 1st, 2020 and upon receipt of a counterpart thereof by electronic mail duly signed by each Party.

Fifth: Scope. All those provisions of the Cooperation Agreement not modified by this instrument shall remain in full force and effect.

Sixth: Applicable Law and Jurisdiction. The Parties agree that section Seven letter (n) “Applicable Law and Jurisdiction” of the Cooperation Agreement applies to this Amendment.

Seventh: Counterparts. This Second Extension may be subscribed in any number of counterparts, each of which shall be considered as an original, and shall have the same effects as if the signatures contained in them had been affixed in the same instrument, but each and each one of such counterparts shall jointly constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have hereby signed this Amendment through their duly authorized representatives on the date indicated ut supra.

CITIGROUP INC.

By:	/s/ Ernesto Torres Cantú
Ernesto Torres Cantú
CEO, Latin America

BANCO DE CHILE

By:	/s/ Eduardo Ebensperger Orrego
Eduardo Ebensperger Orrego
CEO Banco de Chile